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EXHIBIT 11
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
                                                     Three Months         Six Months
                                                     Ended June 30        Ended June 30
                                                    1996      1995       1996      1995
Primary

Net income                                          $152,097  $140,876   $302,516  $276,912

Average common shares outstanding                    224,624   227,760    225,210   227,959
Average common share equivalents outstanding <F1>:
    Stock options                                      1,300     1,460      1,365     1,478
    Restricted sock                                   (1,863)   (1,736)    (1,851)   (1,700)
Average primary common shares                        224,061   227,484    224,724   227,737
Earnings per common share - Primary                 $   0.68  $   0.61   $   1.34  $   1.20

Fully Diluted

Net income                                          $152,097  $140,876   $302,516  $276,912

Average common shares outstanding                    224,624   227,760    225,210   227,959
Average common share equivalents outstanding <F1>:
    Stock options                                      1,310     1,479      1,384     1,505
    Restricted sock                                   (1,863)   (1,733)    (1,847)   (1,695)
Average fully diluted common shares                  224,071   227,506    224,747   227,769
Earnings per common share - Fully Diluted           $   0.68  $   0.61   $   1.34  $   1.20

<F1>Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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